Contact:	Clint Severson	Lytham Partners, LLC
	Chief Executive Officer	Joe Dorame, Robert Blum and Joe Diaz
	Abaxis, Inc.	602-889-9700
510-675-6500

ABAXIS REPORTS RECORD REVENUES AND OPERATING INCOME FOR
THE SECOND QUARTER OF FISCAL 2009

Union City, California - October 27, 2008 - Abaxis, Inc. (NasdaqGS: ABAX), a medical products company manufacturing point-of-care blood analysis systems, today reported financial results for the fiscal quarter ended September 30, 2008.

Quarterly highlights include:
•	Record revenues of $27.7 million, up 10% over last year’s comparable quarter.
•	Record operating income of $4.8 million, up 17% over last year’s comparable quarter.
•	Record medical reagent disc sales of 434,000 units, up 28% over last year’s comparable quarter.
•	Record veterinary market sales of $19.9 million, up 11% over last year’s comparable quarter.
•	Record veterinary reagent disc sales over 1.0 million units, finishing at 1,003,000 units, up 11% over last year’s comparable quarter.
•	Net income of $3.3 million, up 14% over last year’s comparable quarter.
•	Cash, cash equivalents and short-term investments as of September 30, 2008 of $69.6 million, compared to $51.7 million as of September 30, 2007.

Quarterly Results: For the fiscal quarter ended September 30, 2008, Abaxis reported revenues of $27.7 million, as compared with revenues of $25.2 million for the comparable period last year, an increase of 10 percent. Instrument, reagent disc and hematology reagent revenues increased by an aggregate of $2.5 million, or 11 percent, for the quarter ended September 30, 2008 over the same period last year. The company reported net income of $3.3 million, compared to $2.9 million for the same period last year. The company’s effective tax rate in the quarter ended September 30, 2008 was 36 percent, compared to 38 percent for the same period last year. The company reported diluted net income per share of $0.15 (calculated based on 22,304,000 shares) in the second quarter of fiscal 2009, compared to $0.13 per share (calculated based on 22,110,000 shares) for the same period last year.

Six Month Results: For the six-month period ended September 30, 2008, Abaxis reported revenues of $52.3 million, as compared with revenues of $48.1 million for the comparable period last year, an increase of 9 percent. Instrument, reagent disc and hematology reagent revenues increased by an aggregate of $4.5 million, or 10 percent, for the six-month period ended September 30, 2008 over the same period last year. The company reported net income of $6.1 million, compared to $6.0 million for the same period last year. The company’s effective tax rate in the six months ended September 30, 2008 was 37 percent, compared to 38 percent for the same period last year. The company reported diluted net income per share of $0.27 (calculated based on 22,363,000 shares) in the six months ended September 30, 2008, compared to $0.27 per share (calculated based on 22,103,000 shares) for the same period last year.

Other Reported Financial Information: Reagent disc and hematology reagent revenues for the second quarter of fiscal 2009 were $18.7 million, up 19 percent over the $15.7 million reported in the same period last year. During the quarter, the company sold a total of 1,437,000 million units of medical and veterinary reagent discs, an increase of 16 percent compared to a total of 1,244,000 million units of medical and veterinary reagent discs sold during the same period last year. Medical sales in North America, excluding sales to the U.S. government, during the second quarter of fiscal 2009 were $4.5 million, an increase of 12 percent over last year’s comparable quarter. Total sales in the medical market for the second quarter of fiscal 2009 were $6.0 million, an increase of 7 percent over last year’s comparable quarter. Total sales in the veterinary market for the second quarter of fiscal 2009 were $19.9 million, an increase of 11 percent over last year’s comparable quarter. Additionally, veterinary reagent disc sales for the second quarter of fiscal 2009 were $13.7 million, an increase of 18 percent compared to the same period last year.

The company ended the quarter with $69.6 million in cash, cash equivalents and short-term investments. As of September 30, 2008, the company had a total of $35.0 million in short-term investments, consisting of $28.0 million in auction rate securities. As of September 30, 2008, unrealized loss on investments, net of related income taxes of $393,000, are temporary and reported as a component of accumulated other comprehensive loss.

Clint Severson, chairman and chief executive officer of Abaxis, commented, “We had a very solid quarter with double-digit growth in both revenues and net income - 10 percent and 14 percent respectively - and gross margins of 55.4 percent. Total medical and veterinary reagent disc unit sales during the quarter were up 16 percent compared to last year’s second quarter; led by an increase in medical reagent disc unit sales of 28 percent; and by sales of more than one million veterinary reagent discs in a quarter for the first time in Abaxis’ history. We are very pleased with these results.”

“This was also a pivotal quarter in the history of the company,” continued Mr. Severson, “in that we believe we have successfully addressed the manufacturing, hardware and software issues of the recent past. The focus and the dedication of our entire team now positions Abaxis to produce and market best-of-breed point-of-care products with increased levels of accuracy, reliability and efficiency. With a strong balance sheet, no long-term debt and a commitment to deliver quality solutions we believe that the future is bright.”

Conference Call
Abaxis has scheduled a conference call to discuss its results at 4:15 p.m. Eastern Time on October 27, 2008. Participants can dial (877) 356-5706 or (706) 643-0580 to access the conference call, or can listen via a live Internet web cast, which is available in the Investor Relations section of the company’s website at http://www.abaxis.com. A replay of the call is available by visiting http://www.abaxis.com for the next 30 days or by calling (800) 642-1687 or (706) 645-9291, access code 69576563, through October 30, 2008. This press release is also available prior to and after the call via Abaxis’ website or the Securities and Exchange Commission’s website at http://www.sec.gov.

About Abaxis
Abaxis develops, manufactures and markets portable blood analysis systems for use in any veterinary or human patient-care setting to provide clinicians with rapid blood constituent measurements. The system consists of a compact, 5.1 kilogram (11.2 pounds), portable analyzer and a series of single-use plastic discs, called reagent discs that contain all the chemicals required to perform a panel of up to 13 tests on veterinary patients and 14 tests on human patients. The system can be operated with minimal training and performs multiple routine tests on whole blood, serum or plasma samples. The system provides test results in less than 12 minutes with the precision and accuracy equivalent to a clinical laboratory analyzer.

Use of Non-GAAP Financial Measures
To supplement its financial statements presented in accordance with United States generally accepted accounting principles (GAAP), Abaxis uses operating income per share. This non-GAAP financial presentation is not a measurement of performance under GAAP in the United States of America. Management uses this measure in comparing Abaxis’ operating results with historical performance and believes it provides meaningful and comparable information to management and investors to assist in their review of Abaxis’ performance relative to prior periods and its competitors.

This press release includes, and our conference call will include, statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Abaxis claims the protection of the safe-harbor for forward-looking statements contained in the Reform Act. These forward-looking statements are often characterized by the terms “may,” “believes,” “projects,” “expects,” “anticipates,” or words of similar import, and do not reflect historical facts. Specific forward-looking statements contained in this press release or in our conference call may be affected by risks and uncertainties, including, but not limited to, those related to the market acceptance of the company’s products and the continuing development of its products, required United States Food and Drug Administration clearance and other government approvals, risks associated with manufacturing and distributing its products on a commercial scale free of defects, risks related to the introduction of new instruments manufactured by third parties, risks associated with entering the human diagnostic market on a larger scale, risks associated with liquidity concerns related to our auction rate securities, risks related to the protection of the company’s intellectual property or claims of infringement of intellectual property asserted by third parties, predictions related to condition of the United States economy, risks involved in carrying of inventory and other risks detailed from time to time in Abaxis’ periodic reports filed with the United States Securities and Exchange Commission. Forward-looking statements speak only as of the date the statements were made. Abaxis does not undertake and specifically disclaims any obligation to update any forward-looking statements.

Financial Tables on Following Pages

ABAXIS, INC.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Revenues	$27,688	$25,192	$52,260	$48,123
Cost of revenues	12,346	11,335	23,415	21,250
Gross profit	15,342	13,857	28,845	26,873

Operating expenses:
Research and development	2,082	1,822	4,079	3,475
Sales and marketing	6,494	6,381	12,321	11,610
General and administrative	1,952	1,538	3,614	3,189
Total operating expenses	10,528	9,741	20,014	18,274

Income from operations	4,814	4,116	8,831	8,599
Interest and other income (expense), net	326	529	788	1,028
Income before income taxes	5,140	4,645	9,619	9,627
Income tax provision	1,843	1,757	3,546	3,641
Net income	$3,297	$2,888	$6,073	$5,986

Net income per share:
Basic net income per share	$0.15	$0.13	$0.28	$0.28
Diluted net income per share	$0.15	$0.13	$0.27	$0.27

Shares used in the calculation of net income per share:
Weighted average common shares outstanding - basic	21,779	21,448	21,757	21,380
Weighted average common shares outstanding - diluted	22,304	22,110	22,363	22,103

ABAXIS, INC.
Condensed Consolidated Balance Sheets
(Unaudited and in thousands)

	September 30,	March 31,
	2008	2008
Current assets:
Cash and cash equivalents	$34,572	$17,219
Short-term investments	34,998	6,991
Trade receivables, net	21,613	20,873
Inventories, net	17,580	18,657
Prepaid expenses	1,093	427
Net deferred tax asset - current	3,204	2,426
Total current assets	113,060	66,593
Long-term investments	-	35,463
Property and equipment, net	14,865	14,599
Intangible assets, net	338	375
Other assets	23	5
Net deferred tax asset - non-current	3,771	3,868
Total assets	$132,057	$120,903

Current liabilities:
Accounts payable	$4,956	$6,421
Accrued payroll and related expenses	4,231	4,277
Other accrued liabilities	2,312	1,369
Deferred revenue	934	807
Warranty reserve	1,617	1,219
Total current liabilities	14,050	14,093

Non-current liabilities:
Deferred rent	217	286
Deferred revenue	1,439	1,146
Warranty reserve	625	729
Total non-current liabilities	2,281	2,161

Shareholders' equity:
Common stock	113,013	109,031
Retained earnings (accumulated deficit)	3,106	(2,967)
Accumulated other comprehensive loss	(393)	(1,415)
Total shareholders' equity	115,726	104,649
Total liabilities and shareholders' equity	$132,057	$120,903

Non-GAAP Operating Income Per Share
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Shares used in the calculation of operating income per share (non-GAAP):
Weighted average common shares outstanding - basic	21,779	21,448	21,757	21,380
Weighted average common shares outstanding - diluted	22,304	22,110	22,363	22,103

Non-GAAP operating income per share - basic	$0.22	$0.19	$0.41	$0.40
Non-GAAP operating income per share - diluted	$0.22	$0.19	$0.39	$0.39

Revenues by Geographic Region
(In thousands)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
North America	$22,482	$21,071	$42,777	$40,240
International	5,206	4,121	9,483	7,883
Total revenues	$27,688	$25,192	$52,260	$48,123

Revenues by Customer Group
(In thousands)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Medical Market	$6,015	$5,643	$12,544	$10,450
Veterinary Market	19,945	17,989	36,558	34,425
Other	1,728	1,560	3,158	3,248
Total revenues	$27,688	$25,192	$52,260	$48,123